Exhibit 99.1

                Nara Bancorp Reports $0.30 Earnings Per
                Diluted Share for Fourth Quarter 2005

    LOS ANGELES--(BUSINESS WIRE)--Feb. 1, 2006--Nara Bancorp, Inc. (the "Company") (NASDAQ: NARA), the holding company of Nara Bank (the "Bank") reported net income of $7.9 million or $0.30 per diluted share for fourth quarter 2005, a 19% increase compared to net income of $6.7 million or $0.27 per diluted share for fourth quarter 2004. The increase was largely due to the net interest margin expansion continuing throughout the year, including a sequential 18 basis point increase in fourth quarter 2005.
    Net income for the full year 2005 increased 36% to $26.9 million, or $1.07 per diluted share, from $19.8 million, or $0.80 per diluted share, for the prior year. Earnings per share for 2004 reflects the two-for-one stock split declared on May 17, 2004 and paid on June 15, 2004.
    Ho Yang, President and Chief Executive Officer, said, "Our fourth quarter results were driven by continued strength in loan production - including the highest origination volume of SBA loans this year - and continued expansion in our net interest margin, as we tightly controlled our deposit costs. I am very pleased with our performance and our ability to stay focused on operating the business. Despite the challenges we faced in 2005, we achieved another record year for earnings."

    Fourth Quarter Financial Highlights (2005 vs. 2004):

    --  Net income increased 19% to $7.9 million

    --  Diluted EPS increased 11% to $0.30 per share

    --  Net interest income increased 35% to $21.8 million

    --  Net interest margin increased 34 basis points to 5.13%

    -- Net loans receivable increased 18% over prior year to $1.43 billion

    --  Deposits increased 22% over prior year to $1.53 billion

    Operating Results for Fourth Quarter 2005

    Net Interest Income and Net Interest Margin. Fourth quarter net interest income before provision for loan losses increased 35% to $21.8 million from $16.1 million for fourth quarter 2004. The improvement was attributable to an increase in the net average interest-earning assets and the expansion in the net interest spread. The resulting fourth quarter net interest margin (net interest income divided by average interest-earning assets) increased 34 basis points to 5.13% from 4.79%.
    The weighted average yield on the loan portfolio for fourth quarter 2005 increased 167 basis points to 8.49% from 6.82% for the same period last year. The increase was the result of the substantially prime rate-based loan portfolio repricing upward with each increase by the Federal Reserve.
    The weighted average cost of deposits for fourth quarter 2005 increased 121 basis points to 2.74% from 1.53% for the same period last year. The most significant increase was seen in Certificate of Deposit (CD) costs, particularly accounts with balances of $100,000 or more, which increased 185 basis points to 4.0% from 2.15% last year.
    Sequentially, 2005 fourth quarter net interest income before provision for loan losses increased $986 thousand, or 5% over the third quarter. Both average interest-earning assets and the net interest spread increased, and the resulting net interest margin increased to 5.13% from 4.95%, or 18 basis points. The Company strategically determined to control its cost of deposits during the fourth quarter, since it had adequate liquidity to fund loan growth, and therefore chose not to compete aggressively in the high-priced jumbo CD market.
    The net interest margin for fourth quarter 2005 benefited from the recognition of unamortized discounts, totaling $245 thousand, related to certain purchased loans that paid off during the quarter. Excluding this item, the fourth quarter net interest margin was 5.07%. The net interest margin for third quarter 2005 also benefited from delinquent interest of $353 thousand received upon pay-off of a non-accrual loan. Excluding this benefit, the third quarter net interest margin was 4.87%, resulting in a net interest margin increase of 20 basis points on a sequential quarter basis.
    Non-interest Income. Fourth quarter non-interest income increased $395 thousand, or 7%, to $5.9 million from $5.5 million for the same period last year. The increase was due primarily to an increase in SBA loan sale gains of $806 thousand offset primarily by lower service fees on deposit accounts, and other income items recognized in 2004 such as loan referral income. The net gains on sale of SBA loans increased primarily due to higher sales volumes of $38.4 million during fourth quarter 2005 compared to $23.4 million during fourth quarter 2004. This was partially offset by lower average premiums received on sales.
    Non-interest Expense. Fourth quarter non-interest expense increased $3.7 million or 38% to $13.5 million from $9.8 million for the same period last year. The increase was driven by higher salaries and employee benefits due to staff and management additions, higher accrued bonuses, and higher occupancy and marketing costs relating to the new branches. Staff additions included staff for the new Bayside, New York and Gardena, California branches. The full-time equivalent employee count increased to 376 at year-end 2005 from 342 at year-end 2004. Also, a major reason for the variance was a non-recurring adjustment of $1.4 million on the cash surrender value of bank-owned life insurance, due to an amendment of the related split-dollar agreements that reduced non-interest expense in the fourth quarter of 2004.
    Sequentially, non-interest expense in fourth quarter 2005 increased $1.4 million or 12% to $13.5 million from $12.1 million in third quarter 2005. This increase was primarily due to increases in advertising and marketing expense and professional fees. Advertising and marketing expense increased due to new branch and holiday promotions during the fourth quarter. The increase in professional fees was related to consultant fees in connection with the Company's MOU compliance.
    Income Taxes. The effective tax rate was 40.8% for fourth quarter 2005 compared to 43.0% for fourth quarter 2004. The decrease in the effective tax rate was due primarily to tax adjustments that were made during fourth quarter 2004 related to the restatement.

    Balance Sheet Summary

    At December 31, 2005 total assets were $1.78 billion compared to $1.51 billion at December 31, 2004, an increase of 18%.
    Gross loans receivable were $1.45 billion at December 31, 2005, an increase of 18% from the $1.22 billion at December 31, 2004. This also represents an annualized increase of 5% from the $1.43 billion at September 30, 2005. On a sequential quarter basis, loan production was slightly lower during fourth quarter 2005, and loan pay-offs were higher than anticipated, resulting in a lower growth rate than the third quarter 2005.
    For the full year 2005, real estate loans increased 25% and commercial loans, including SBA loans, increased 9%.
    Total deposits were $1.53 billion at December 31, 2005, an increase of 22% from $1.26 billion at December 31, 2004. On a sequential quarter basis, the level of 2005 year-end deposits represents an annualized decline of 5% from the $1.54 billion at September 30, 2005. The decline from the third quarter is attributable to the decrease in CDs with balances of $100,000 or more. The Company had adequate liquidity to fund loan growth and chose not to match the high rates offered by our competitors on these products during the fourth quarter. In addition, the Company did not renew $23 million in brokered and State Treasurer deposits, as part of its strategy to control deposit costs.
    While core deposits remained substantially the same on a sequential quarter basis, the composition changed as the fourth quarter outflow of $49 million in money market accounts was replaced by growth in non-interest bearing deposits, savings accounts and CDs with balances less than $100,000.

    Asset Quality

    Non-performing assets at December 31, 2005 were $6.3 million, or 0.36% of total assets, compared to $2.9 million, or 0.19% of total assets at December 31, 2004 and $4.7 million, or 0.26% of total assets at September 30, 2005.
    Non-performing loans at December 31, 2005 were $5.5 million, or 0.38% of total loans, compared to $2.7 million or 0.22% of total loans at December 31, 2004 and $3.8 million or 0.27% of total loans at September 30, 2005. The increase in non-performing loans during the quarter was primarily attributable to three commercial loans totaling $1.4 million. One loan has been paid off and another loan was brought current in January 2006. The remaining loan is adequately secured.
    Net loan charge-offs were $307 thousand for fourth quarter 2005, or 0.08% of average loans on annualized basis, compared to $334 thousand, or 0.11% of average loans on an annualized basis for fourth quarter 2004, and $671 thousand or 0.19% of average loan on an annualized basis for third quarter 2005. The net charge-off ratio to average loans for 2005 was 0.18% compared to 0.16% for 2004.
    The allowance for loan losses at December 31, 2005 was $17.6 million, or 1.22% of gross loans receivable, compared to $14.6 million or 1.20% of gross loans receivable at December 31, 2004, and $17.1 million, or 1.20% of gross loans receivable at September 30, 2005.

    Performance Ratios

    The annualized return on average equity (ROE) for fourth quarter 2005 was 21.83%, compared to 26.88% for fourth quarter 2004, and 25.92% for third quarter 2005. The 2005 fourth quarter ROE declined from the third quarter due to the increase in equity resulting from the $20 million of capital raised in September 2005. For the full year, the ROE was 22.23% in 2005 compared to 21.44% in 2004.
    The annualized return on average assets (ROA) for fourth quarter 2005 was 1.77%, compared to 1.86% for fourth quarter 2004, and 1.79% for third quarter 2005. For the full year, the ROA was 1.59% in 2005 compared to 1.45% in 2004.
    The efficiency ratio for fourth quarter 2005 was 48.63%, compared to 45.09% for fourth quarter 2004, and 45.41% for third quarter 2005. Expenses during the fourth quarter of 2005 were higher for compensation, professional fees, and other expense as noted before.

    Capital

    At December 31, 2005, we continued to exceed the regulatory capital requirements to be classified as a "well-capitalized institution." The Leverage Ratio was 10.30% compared to 8.87% at December 31, 2004. The Tier 1 Risk-based Ratio was 11.89% compared to 9.65% at December 31, 2004. The Total Risk-based Ratio was 13.03% compared to 11.36% at December 31, 2004. During September, approximately $20 million of capital was raised from the sale of common stock to the Company's chairman of the board of directors which closed on September 12, 2005.

    Earnings Outlook

    For the full year of 2006, we expect fully diluted earnings per share to range between $1.20 and $1.25.
    Commenting on the outlook, Mr. Yang said, "While increasingly competitive, we believe the economic conditions in our core markets remain conducive to increasing the value of our franchise in the years ahead. We anticipate another year of strong earnings growth in 2006 driven by full year loan and deposit growth in the mid-teens and continued expansion in our net interest margin at least through the first half of the year. We look forward to continuing to execute well on our business plan and creating additional value for our shareholders."

    Conference Call and Webcast

    A conference call with simultaneous webcast to discuss the Company's fourth quarter 2005 financial results will be held tomorrow, February 2, 2006 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 866-700-7441 (domestic) or 617-213-8839 (international), passcode 67199119. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank's web site at www.narabank.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.
    After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp's web site. A replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through February 9, 2006; the pass code is 32247481.

    About Nara Bancorp, Inc.

    Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

    Forward-Looking Statements

    This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.


                          Nara Bancorp, Inc.
            Consolidated Statements of Financial Condition
                   Unaudited (Dollars in Thousands)

Assets          12/31/2005   9/30/2005  % change  12/31/2004  % change
                ------------------------------------------------------
Cash and due
 from banks         $32,924     $32,898       0%    $27,712      19%
Federal funds
 sold                23,100      68,000     -66%     47,500     -51%
Term federal
 funds sold          17,000      12,000      42%     12,000      42%
Securities
 available for
 sale, at fair
 value              174,709     171,671       2%    133,386      31%
Securities held to
 maturity, at amortized
 cost (fair value:
 December 31, 2005
 - $1,023; September
 30, 2005 - $2,035;
 December 31, 2004
 - $2,088)            1,001       2,001     -50%      2,001     -50%
Federal Home
 Loan Bank and
 Federal Reserve
 Bank stock           8,266       8,193       1%      6,605      25%
Loans held for
 sale, at the
 lower of cost
 or market           17,083       8,173     109%      4,730     261%
Loans receivable  1,445,740   1,427,094       1%  1,221,734      18%
Allowance for
 loan losses        (17,618)    (17,068)      3%    (14,627)     20%
                 -----------------------------------------------------
  Net loans       1,428,122   1,410,026       1%  1,207,107      18%
                 -----------------------------------------------------
Accrued interest
 receivable           7,620       6,862      11%      5,124      49%
Premises and
 equipment, net       8,148       8,020       2%      6,870      19%
Cash surrender
 value of life
 insurance           14,640      14,536       1%     14,226       3%
Goodwill              2,347       2,347       0%      2,347       0%
Other intangible
 assets, net          3,589       3,768      -5%      4,305     -17%
Other assets         38,107      40,606      -6%     34,398      11%
                 -----------------------------------------------------
  Total assets   $1,776,656  $1,789,101      -1% $1,508,311      18%
                 =====================================================


Liabilities

Deposits         $1,526,486  $1,544,109      -1% $1,255,975      22%
Borrowings from
 Federal Home
 Loan Bank           31,000      31,000       0%     90,000     -66%
Subordinated
 debentures          39,268      39,268       0%     39,268       0%
Accrued interest
 payable              8,755       7,227      21%      3,412     157%
Other
 liabilities         24,393      27,623     -12%     18,402      33%
                 -----------------------------------------------------
  Total
   liabilities    1,629,902   1,649,227      -1%  1,407,057      16%
                 -----------------------------------------------------

Stockholders' Equity

Common stock, $0.001 par
 value; authorized,
 40,000,000 shares;
 issued and outstanding,
 25,444,442, 25,358,142
 and 23,333,338 shares at
 December 31, 2005,
 September 30, 2005 and
 December 31,2004,
 respectively           $25         $25       0%        $23       9%
Capital surplus      69,451      68,633       1%     44,903      55%
Deferred
 compensation             -           -                  (3)    100%
Retained
 earnings            81,016      73,805      10%     56,848      43%
Accumulated
 other comprehensive
 income (loss),
 net                 (3,738)     (2,589)     44%       (517)    623%
                 -----------------------------------------------------
  Total stockholders'
   equity           146,754     139,874       5%    101,254      45%
                 -----------------------------------------------------

  Total liabilities
   and stockholders'
   equity        $1,776,656  $1,789,101      -1% $1,508,311      18%
                 =====================================================


                          Nara Bancorp, Inc.
                   Consolidated Statements of Income
      Unaudited (Dollars in Thousands, Except for Per Share Data)

                                Three Months Ended,
              ------------------------------------------------------
              12/31/2005   9/30/2005  % change  12/31/2004  % change
              ------------------------------------------------------

Interest  income:
  Interest and
   fees on
   loans         $30,895     $29,090       6%    $20,317        52%
  Interest on
   securities      1,781       1,557      14%      1,186        50%
  Interest on
   federal
   funds sold
   and other
   investments       741         857     -14%        194       282%
              --------------------------------------------- ---------
    Total interest
     income       33,417      31,504       6%     21,697        54%
              --------------------------------------------- ---------

Interest expense:
  Interest on
   deposits       10,537       9,628       9%      4,771       121%
  Interest on
   other
   borrowings      1,121       1,103       2%        821        37%
              --------------------------------------------- ---------
    Total interest
     expense      11,658      10,731       9%      5,592       108%
              --------------------------------------------- ---------

Net interest
 income before
 provision for
 loan losses      21,759      20,773       5%     16,105        35%
Provision for
 loan losses         857         970     -12%        200       329%
              --------------------------------------------- ---------
Net interest
 income after
 provision for
 loan losses      20,902      19,803       6%     15,905        31%
              --------------------------------------------- ---------

Non-interest
 income:
  Service fees
   on deposit
   accounts        1,569       1,553       1%      1,738       -10%
  Net gains on
   sales of
   SBA loans       2,297       1,847      24%      1,491        54%
  Net gains on
   sales of
   securities
   available-
   for-sale            -           1    -100%        309      -100%
  Loan referral
   fees                -           -                 266      -100%
  Net gains
   (losses) on
   interest
   rate swaps        (62)        (26)   -138%       (188)       67%
  Other than
   temporary
   impairment
   on securities       -           -                (394)      100%
  Other income
   and fees        2,105       2,413     -13%      2,292        -8%
              --------------------------------------------- ---------
    Total non-interest
     income        5,909       5,788       2%      5,514         7%
              --------------------------------------------- ---------

Non-interest
 expense:
  Salaries and
   employee
   benefits        6,361       6,149       3%      5,123        24%
  Occupancy        1,907       1,767       8%      1,526        25%
  Furniture
   and equipment     589         504      17%        496        19%
  Advertising
   and marketing     789         506      56%        560        41%
  Change in
   discount on
   cash surrender
   value of life
   insurance          14           8      75%     (1,426)      101%
  Data processing    701         652       8%        593        18%
  Professional
   fees            1,159         613      89%        994        17%
  Other            1,934       1,863       4%      1,882         3%
              --------------------------------------------- ---------
    Total non-interest
     expense      13,454      12,062      12%      9,748        38%
              --------------------------------------------- ---------
Income before
 income taxes     13,357      13,529      -1%     11,671        14%
Income taxes       5,446       5,600      -3%      5,013         9%
              --------------------------------------------- ---------
Net Income        $7,911      $7,929       0%     $6,658        19%
              ============================================= =========

Earnings Per Share:
  Basic            $0.31       $0.33               $0.29
  Diluted          $0.30       $0.32               $0.27

Average Shares
 Outstanding
  Basic       25,406,294  24,041,269          23,326,621
  Diluted     26,180,117  24,780,612          24,743,578


                                      Twelve Months Ended December 31,
                                     ---------------------------------
                                           2005        2004  % change
                                      --------------------------------
Interest income:
  Interest and fees on loans           $108,202     $71,323        52%
  Interest on securities                  6,127       5,038        22%
  Interest on federal funds sold  and
   other investments                      2,182         710       207%
                                     ----------------------- ---------
    Total interest income               116,511      77,071        51%
                                     ----------------------- ---------

Interest expense:
  Interest on deposits                   32,698      15,511       111%
  Interest on other borrowings            4,953       3,175        56%
                                     ----------------------- ---------
    Total interest expense               37,651      18,686       101%
                                     ----------------------- ---------

Net interest income before provision
 for loan losses                         78,860      58,385        35%
Provision for loan losses                 5,427       3,900        39%
                                     ----------------------- ---------
Net interest income after provision
 for loan losses                         73,433      54,485        35%
                                     ----------------------- ---------

Non-interest income:
  Service fees on deposit accounts        6,281       7,640       -18%
  Net gains on sales of SBA loans         5,987       5,538         8%
  Net gains on sales of securities
   available-for-sale                       143         743       -81%
  Loan referral fees                          -       1,013      -100%
  Net gains (losses) on interest rate
   swaps                                   (140)       (382)       63%
  Other than temporary impairment on
   securities                                 -      (2,593)      100%
  Other income and fees                   8,634       8,774        -2%
                                     ----------------------- ---------
    Total non-interest income            20,905      20,733         1%
                                     ----------------------- ---------

Non-interest expense:
  Salaries and employee benefits         23,925      22,184         8%
  Occupancy                               6,963       6,213        12%
  Furniture and equipment                 2,100       1,913        10%
  Advertising and marketing               2,149       1,855        16%
  Change in discount on cash
   surrender value of life insurance         22      (1,426)      102%
  Data processing                         2,641       2,400        10%
  Professional fees                       3,714       2,483        50%
  Other                                   7,156       6,357        13%
                                     ----------------------- ---------
    Total non-interest expense           48,670      41,979        16%
                                     ----------------------- ---------
Income before income taxes               45,668      33,239        37%
Income taxes                             18,811      13,457        40%
                                     ----------------------- ---------
Net Income                              $26,857     $19,782        36%
                                     ======================= =========

Earnings Per Share:
  Basic                                   $1.11       $0.85
  Diluted                                 $1.07       $0.80

Average Shares Outstanding
  Basic                              24,119,107  23,228,672
  Diluted                            25,062,921  24,576,174


                          Nara Bancorp, Inc.
                           Supplemental Data
      Unaudited (Dollars in Thousands, Except for Per Share Data)

                              (Annualized)
                              At or for the            At or for the
                            three months ended,        twelve months
                   --------------------------------------------------
Profitability
 measures:         12/31/2005  9/30/2005  12/31/2004     2005   2004
                   --------------------------------------------------
  ROA                  1.77%      1.79%       1.86%     1.59%  1.45%
  ROE                 21.83%     25.92%      26.88%    22.23% 21.44%
  Net interest margin  5.13%      4.95%       4.79%     4.95%  4.58%
  Efficiency ratio    48.63%     45.41%      45.09%    48.78% 53.06%
  Yield on loan
   portfolio           8.49%      8.11%       6.82%     7.82%  6.40%
  Yield on interest-
   earning assets      7.88%      7.51%       6.45%     7.32%  6.04%
  Cost of interest-
   bearing deposits    3.57%      3.26%       2.09%     3.03%  1.84%
  Cost of total
   deposits            2.74%      2.48%       1.53%     2.28%  1.32%
  Cost of interest-
   bearing liabilities 3.74%      3.43%       2.29%     3.20%  2.03%
  Cost of funds        2.90%      2.65%       1.71%     2.46%  1.49%
  Net interest
   spread (yield on
   interest-earning
   assets - cost of
   funds)              4.98%      4.86%       4.74%     4.86%  4.55%

                          For the three months ended
              ------------------------------------------------------
              12/31/2005   9/30/2005  % change  12/31/2004  % change
              -------------------------------------------------------
AVERAGE BALANCES
Gross loans,
 includes
 loans held
 for sale     $1,454,930  $1,434,369         1% $1,192,223        22%
Interest-earning
 assets        1,696,845   1,678,882         1%  1,345,087        26%
Total assets   1,790,975   1,776,045         1%  1,430,343        25%

Interest-bearing
 deposits      1,179,585   1,180,867         0%    914,646        29%
Interest-bearing
 liabilities   1,247,753   1,252,419         0%    977,571        28%
Non-interest-
 bearing
 demand
 deposits        359,103     369,314        -3%    330,627         9%
Stockholders'
 Equity          144,963     122,363        18%     99,060        46%

                                        For the twelve months ended
                                                 December 31,
                                      --------------------------------
                                          2005        2004   % change
                                      --------------------------------
AVERAGE BALANCES
Gross loans, includes loans held for
 sale                                 $1,383,758  $1,113,750       24%
Interest-earning assets                1,591,744   1,275,210       25%
Total assets                           1,684,577   1,365,531       23%

Interest-bearing deposits              1,080,588     843,721       28%
Interest-bearing liabilities           1,177,600     919,247       28%
Non-interest-bearing demand deposits     355,431     333,537        7%
Stockholders' Equity                     120,793      92,275       31%



LOAN PORTFOLIO
 COMPOSITION: 12/31/2005   9/30/2005  % change  12/31/2004  % change
              ------------------------------------------------------

Commercial
 loans          $483,231    $485,924        -1%   $441,940         9%
Real estate
 loans           900,699     877,796         3%    717,747        25%
Consumer and
 other loans      64,633      66,524        -3%     64,845         0%
              ------------------------------------------------------
  Loans
   outstanding 1,448,563   1,430,244         1%  1,224,532        18%
Unamortized
 deferred loan
 fees - net of
 costs            (2,823)     (3,150)      -10%     (2,798)        1%
              ------------------------------------------------------
  Loans, net
   of deferred
   loan fees
   and costs   1,445,740   1,427,094         1%  1,221,734        18%
Allowance for
 loan losses     (17,618)    (17,068)        3%    (14,627)       20%
              ------------------------------------------------------
Loan receivable,
 net          $1,428,122  $1,410,026         1% $1,207,107        18%
              ======================================================


                                For the period ended
                ------------------------------------------------------
ALLOWANCE FOR
 LOAN LOSSES:  12/31/2005   9/30/2005   % Change  12/31/2004  % Change
                ------------------------------------------------------
Balance at
 Beginning of
 Period            $14,627     $14,627        0%    $12,471        17%
Provision for
 Loan Losses         5,427       4,570       19%      3,900        39%
Recoveries             630         470       34%        801       -21%
Charge Offs         (3,066)     (2,599)      18%     (2,545)       20%
                ------------------------------------------------------
Balance at End
 of Period         $17,618     $17,068        3%    $14,627        20%
                ======================================================
Net charge-
 off/Average
 gross loans
 (annualized)         0.18%       0.21%                0.16%


NON-PERFORMING
 ASSETS         12/31/2005  9/30/2005  12/31/2004
                -----------------------------------
Delinquent Loans
 90 days or more
 on Non-Accrual
 Status             $5,489      $3,262   $2,679
Delinquent Loans
 90 days or more
 on Accrual
 Status                  -         574        -
                -----------------------------------
Total Non-
 Performing
 Loans               5,489       3,836    2,679
Other real
 estate owned            -           -        -
Restructured
 Loans                 834         902      229
                -----------------------------------
Total Non-
 Performing
 Assets             $6,323      $4,738   $2,908
                ===================================
Non-Performing
 Assets/ Total
 Assets               0.36%       0.26%    0.19%
Non-Performing
 Loans/Gross
 Loans                0.38%       0.27%    0.22%
Allowance for
 loan losses/
 Gross Loans          1.22%       1.20%    1.20%
Allowance for
 loan losses/
 Non-Performing
 Loans                 321%        445%     546%

DEPOSIT
 COMPOSITION   12/31/2005   9/30/2005   % Change  12/31/2004  % Change
               -------------------------------------------------------
  Non-interest-
   bearing demand
   deposits       $371,943    $364,471        2%   $328,326        13%
  Interest-bearing
   demand
   deposits        185,550     234,973      -21%    323,477       -43%
  Saving
   deposits        120,948     102,096       18%    118,857         2%
  Time deposits
   of $100,000
   or more         714,636     733,674       -3%    407,100        76%
  Other time
   deposits        133,409     108,895       23%     78,215        71%
                ------------------------------------------------------
    Total deposit
     balances   $1,526,486  $1,544,109       -1% $1,255,975        22%
                ======================================================

DEPOSIT
 COMPOSITION (%) 12/31/2005   9/30/2005  12/31/2004
                -----------------------------------
  Non-interest-
   bearing demand
   deposits           24.4%       23.6%    26.1%
  Interest-bearing
   demand deposits    12.2%       15.2%    25.8%
  Saving deposits      7.9%        6.6%     9.5%
  Time deposits
   of $100,000
   or more             46.8%      47.5%    32.4%
  Other time
   deposits             8.7%       7.1%     6.2%
                   ----------- ----------- -----------
    Total deposit
     balances         100.0%     100.0%   100.0%
                   =========== =========== ===========


CAPITAL RATIOS   12/31/2005   9/30/2005  12/31/2004
                 ----------------------------------
  Total stockholders'
   equity          $146,754   $139,874  $101,254
  Tier 1 risk-
   based capital
   ratio              11.89%     11.45%     9.65%
  Total risk-
   based capital
   ratio              13.03%     12.57%    11.36%
  Tier 1 leverage
   ratio              10.30%      9.92%     8.87%
  Book value per
   share              $5.77      $5.52     $4.34
  Tangible book
   value per
   share              $5.53      $5.27     $4.05
  Tangible equity
   to tangible
   assets              7.95%      7.50%     6.30%




    CONTACT: Financial Relations Board
             Tony Rossi, 310-854-8317